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                                                                    EXHIBIT 4(h)

                           AGREEMENT TO ISSUE WARRANT

         Agreement dated as of June 15, 1998 by and between Regent Communications, Inc., a Delaware corporation ("Regent") and General Electric Capital Corporation, a New York corporation ("GE Capital").

                                   WITNESSETH:

        WHEREAS, GE Capital owns 1,000,000 shares of the 7% Series B Convertible Preferred Stock of Regent; and

        WHEREAS, Regent contemplates the issuance of shares of a Series F Convertible Preferred Stock of Regent to Waller-Sutton Media Partners, L.P. ("Waller-Sutton") and certain other investors pursuant to the terms of a Stock Purchase Agreement of even date herewith; and

         WHEREAS, in order to induce GE Capital to approve the issuance of shares of a Series F Convertible Preferred Stock of Regent to Waller-Sutton and certain other investors as described in the Registration Statement on Form S-4 filed by Regent with the Securities and Exchange Commission, effective May 7, 1998, and as more specifically set forth in said Stock Purchase Agreement, Regent has agreed to issue to GE Capital, and GE Capital has agreed to accept upon issuance of such shares, warrants to purchase 50,000 shares of Regent Common Stock.

         NOW, THEREFORE, the parties, desiring to enter into this Agreement to establish the specific terms and conditions of the warrants, agree as follows:

         1.        Issuance of Warrant.

                  Upon and concurrently with the issuance to Waller-Sutton of shares of Series F Convertible Preferred Stock of Regent pursuant to the terms of said Stock Purchase Agreement,
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Regent shall deliver to GE Capital a warrant in the form of Exhibit A hereto to purchase 50,000 shares of Common Stock of Regent (the "Warrant").

         2.       Representations and Warranties of Regent.

                  Regent hereby represents and warrants to GE Capital as follows:

                  (a) All corporate action on the part of Regent, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by Regent; the authorization, sale, issuance and delivery of (i) the Warrant and (ii) the Warrant Shares (as defined in the Warrant), and the performance of all of Regent's obligations hereunder and thereunder has been taken.

                  (b) This Agreement constitutes the valid and binding obligation of Regent, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement is subject to general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

                  (c) The Warrant, when issued in compliance with the provisions of this Agreement, will be validly issued, will have the rights, preferences and privileges described therein and will constitute valid and binding obligations of Regent, enforceable in accordance with its terms, subject to the matters described above.

                  (d) The Warrant Shares have been duly and validly reserved and, when issued in compliance with the provisions of the Warrant, will be validly issued, fully paid and nonassessable.

                  (e) The Warrant and the Warrant Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders

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thereof through no action of Regent; provided, however, that the Warrant and the
Warrant Shares will be subject to restrictions on transfer under state and/or federal securities laws as set forth therein.

         3. Representations and Warranties of GE Capital.

                  GE Capital hereby represents and warrants to Regent, as of the date hereof, as follows:

                  (a) Investment Intent. GE Capital is acquiring the Warrant for its own account, for investment and not with a view to resale, distribution, or other disposition, and GE Capital has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition. GE Capital will not sell or otherwise transfer the Warrant without registration under the Securities Act of 1933, as amended, and applicable state securities laws, or pursuant to an exemption from the registration requirements thereof which, in the opinion of counsel acceptable to Regent, is available for the transaction.

                  (b) Opportunity to Review Books and Records. GE Capital has had a reasonable opportunity to inspect all documents, books and records pertaining to Regent and the Warrant and confirms that the Warrant is being acquired without GE Capital's receipt of any offering literature.

                  (c) Opportunity for Questions. GE Capital has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Regent concerning Regent, its business and proposed operations, the terms of the Warrant and all other aspects of investment in Regent, and all such questions have been answered to the full satisfaction of GE Capital.

                  (d) No Conflict. The execution, delivery and performance of this Agreement by GE Capital (i) will not constitute a default under or conflict with any agreement or instrument to

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which GE Capital is a party or by which it or its assets are bound, (ii) will not conflict with or violate any order, judgment, decree, statute, ordinance or regulation applicable to GE Capital (including, without limitation, any applicable laws relating to permissible legal investments) and (iii) do not require the consent of any person or entity.

                  (e) Authority of GE Capital. This Agreement constitutes the legal, valid and binding obligations of GE Capital, enforceable against GE Capital in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement is subject to general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

         4.        Miscellaneous.

                  (a) Notices. Any notice, request or other document to be given hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy or certified or registered mail, postage prepaid:

                        (i)      if to Regent, addressed to:

                                 Regent Communications, Inc.
                                 50 East RiverCenter Boulevard, Suite 180
                                 Covington, Kentucky  41011
                                 Attn: Terry S. Jacobs, Chairman of the Board Facsimile (606) 292-0352

                        (ii)     if to GE Capital, addressed to:

                                 General Electric Capital Corporation
                                 3379 Peachtree Road, N.E., Suite 600
                                 Atlanta, Georgia 30326
                                 Attn: Regent Account Manager
                                 Facsimile (408)-842-1533

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                                 with a copy to:

                                 General Electric Capital Corporation
                                 201 High Ridge Road
                                 Stanford, Connecticut 06927
                                 Attn: Region Counsel
                                 Facsimile: (203) 316-7889

or to such other address or telecopy number as any party shall have specified by notice given to the other parties in the manner specified above.

                  (b) Entire Agreement; Amendment. This Agreement, including the Exhibit hereto, and the other agreements, if any, expressly contemplated by this Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written agreements, memoranda, term sheets, understandings and undertakings among the parties hereto relating to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by or on behalf of the parties hereto.

                  (c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the application of its conflicts of laws principles. The parties hereby waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement or the transactions contemplated hereby.

                  (d) Severability. If any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                  (e) Construction. The section and subsection headings used herein are for convenience of reference only, are not a party of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.

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As used in this Agreement, the masculine, feminine and neuter gender each includes the other, unless the context otherwise dictates. Any and all schedules and exhibits referred to in this Agreement and attached hereto are and shall be incorporated in this Agreement as if fully set forth herein.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

                  (g) Specific Performance. The parties hereto acknowledge that damages may be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder may be specifically enforced, and no party will take any action to impede the other from seeking to enforce such right of specific performance after any such breach.

                  (h) Successors and Assigns; Assignability. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successor and permitted assigns. This Agreement shall not confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

                  (i) Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

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                  (j) Survival. The representations and warranties of the
parties contained herein shall survive execution and delivery of this Agreement and issuance and delivery of the Warrant or Warrant Shares.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the day and year first above written.

                                         REGENT COMMUNICATIONS, INC.

                                         By:/s/
                                            ------------------------------------
                                            Its:
                                                --------------------------------

                                         GENERAL ELECTRIC CAPITAL
                                         CORPORATION

                                         By:/s/
                                            ------------------------------------
                                            Its:
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